Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
October 29, 2021	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637

NYSE: HUN

Huntsman Announces Improved Third Quarter 2021 Earnings;

Repurchases Approximately $102 million of Shares During the Quarter;
Wins Significant Arbitration Award Against Albemarle

Third Quarter Highlights

•	Third quarter 2021 net income of $225 million compared to net income of $57 million in the prior year period; third quarter 2021 diluted earnings per share of $0.94 compared to diluted earnings per share of $0.22 in the prior year period.

•	Third quarter 2021 adjusted net income of $239 million compared to adjusted net income of $70 million in the prior year period; third quarter 2021 adjusted diluted earnings per share of $1.08 compared to adjusted diluted earnings per share of $0.32 in the prior year period.

•	Third quarter 2021 adjusted EBITDA of $371 million compared to $188 million in the prior year period.

•	Third quarter 2021 net cash provided by operating activities from continuing operations was $186 million. Free cash flow from continuing operations was $110 million for the third quarter 2021.

•	Balance sheet is strong with a net leverage of 0.9x and total liquidity of approximately $2 billion.

•	Repurchased approximately 4 million shares for approximately $102 million in the third quarter 2021.

•	On October 28, 2021, Huntsman won an arbitration award against Albemarle for fraud and breach of contract in excess of $600 million of which the Company expects to net in excess of $400 million after attorney’s fees.

	Three months ended		Nine months ended
	September 30,		September 30,
In millions, except per share amounts	2021	2020	2021	2020
Revenues	$2,285	$1,510	$6,146	$4,350
Net income	$225	$57	$497	$706
Adjusted net income(1)	$239	$70	$577	$105
Diluted income per share	$0.94	$0.22	$2.02	$3.13
Adjusted diluted income per share(1)	$1.08	$0.32	$2.60	$0.47
Adjusted EBITDA(1)	$371	$188	$994	$407
Net cash provided by operating activities from continuing operations	$186	$65	$163	$110
Free cash flow from continuing operations(2)	$110	$11	$(87)	$(60)
Adjusted free cash flow from continuing operations(6)	$110	$189	$(84)	$128

See end of press release for footnote explanations and reconciliations of non-GAAP measures.

THE WOODLANDS, Texas – Huntsman Corporation (NYSE: HUN) today reported third quarter 2021 results with revenues of $2,285 million, net income of $225 million, adjusted net income of $239 million and adjusted EBITDA of $371 million.

Peter R. Huntsman, Chairman, CEO and President, commented:

“We are pleased with the strong earnings we delivered in the third quarter. Despite pockets of disruption in our supply chain and cost inflation, we see strong pent-up demand across most of our businesses with favorable pricing dynamics. In addition, we are benefiting from cost reduction programs and synergies from the acquisitions we completed over the past 18 months. As indicated in our second quarter earnings call, we resumed share repurchases and we used free cash flow generated in the quarter to repurchase approximately $102 million of our stock during the quarter at an average price of $25.64 per share.

Since 2017, we have divested approximately 40% of our portfolio, including much of our commodity product lines, while adding numerous differentiated and higher margin products to the portfolio through bolt-on acquisitions. Our investment grade balance sheet remains strong and, together with our cash generation, provides us with the opportunity to continue to return capital to shareholders and further our portfolio transformation with additional bolt-on acquisitions when they make strategic and financial sense. In addition, we are investing in high return organic projects that will increase our total returns and improve margins over the next 24 to 36 months.

I also want to recognize the efforts of our corporate leadership team as well as our Board of Directors in connection with our arbitration award announced yesterday afternoon. This was a multi-year effort that could not have been won without their support, integrity and cohesion.

We have a bright future, remain focused on improving the quality of our margins, and look forward to discussing the Company’s strategy at our Investor Day on November 9th in New York City.”

Segment Analysis for 3Q21 Compared to 3Q20

Polyurethanes

The increase in revenues in our Polyurethanes segment for the three months ended September 30, 2021, compared to the same period of 2020 was largely due to higher MDI average selling prices and slightly higher sales volumes. MDI average selling prices increased in all our regions. Sales volumes increased primarily due to stronger demand in relation to the ongoing recovery from the global economic slowdown, partially offset by the impact of Hurricane Ida at our Geismar, Louisiana facility that occurred in the third quarter of 2021. The increase in segment adjusted EBITDA was primarily due to higher MDI margins resulting from higher MDI pricing and slightly higher sales volumes as well as stronger earnings from our PO/MTBE joint venture in China, partially offset by higher raw material costs.

Performance Products

The increase in revenues in our Performance Products segment for the three months ended September 30, 2021, compared to the same period of 2020 was primarily due to higher average selling prices and higher sales volumes. Average selling prices increased primarily due to stronger demand in relation to the ongoing recovery from the global economic slowdown as well as in response to an increase in raw material costs. Sales volumes also increased primarily due to stronger demand. The increase in segment adjusted EBITDA was primarily due to increased revenue and margins, partially offset by increased fixed costs.

Advanced Materials

The increase in revenues in our Advanced Materials segment for the three months ended September 30, 2021, compared to the same period in 2020 was primarily due to higher sales volumes, higher average selling prices and the favorable net impact of the Gabriel Acquisition and the sale of the India-based DIY business. Excluding our recent acquisition and divestiture, sales volumes increased across all of our specialty markets, primarily in relation to the ongoing recovery from the global economic slowdown. Average selling prices increased largely in response to higher raw material costs. The increase in segment adjusted EBITDA was primarily due to higher sales volumes and the benefit from our recent acquisition.

Textile Effects

The increase in revenues in our Textile Effects segment for the three months ended September 30, 2021, compared to the same period of 2020 was due to higher sales volumes and higher average selling prices. Sales volumes increased primarily due to increased demand resulting from the ongoing recovery from the global economic slowdown, particularly in the North Asia and Americas regions. Average selling prices increased primarily in response to higher freight and logistics costs. The increase in segment adjusted EBITDA was primarily due to higher sales revenues, partially offset by higher fixed costs.

Corporate, LIFO and other

For the three months ended September 30, 2021, adjusted EBITDA from Corporate and other decreased by $11 million to a loss of $48 million from a loss of $37 million for the same period of 2020.

Liquidity and Capital Resources

During the three months ended September 30, 2021, our adjusted free cash flow from continuing operations was $110 million as compared to $189 million in the prior year period. As of September 30, 2021, we had approximately $2 billion of combined cash and unused borrowing capacity.

During the three months ended September 30, 2021, we spent $76 million on capital expenditures as compared to $54 million in the same period of 2020. For 2021, we expect to spend approximately $350 million on capital expenditures.

Income Taxes

In the third quarter 2021, our adjusted effective tax rate was 15%. For 2021, our adjusted effective tax rate is expected to be approximately 19% to 20%. We continue to expect our forward adjusted effective tax rate will be approximately 22% to 24%

Albemarle Litigation

On October 28, 2021, a panel of three former federal judges sitting as arbitrators found that Albemarle (and its predecessor Rockwood) had defrauded Huntsman in connection with the sale of its pigments business in 2014, breached the contract under which the business was sold, and awarded Huntsman in excess of $600 million for the fraud and breach, inclusive of punitive damages and statutory interest at 9% of which the Company expects to net in excess of $400 million after attorney’s fees. The award is subject to confirmation and limited appeal in the New York state court.

Earnings Conference Call Information

We will hold a conference call to discuss our third quarter 2021 financial results on Friday October 29, 2021 at 10:00 a.m. ET.

Webcast link:

https://78449.themediaframe.com/dataconf/productusers/hun/mediaframe/46827/indexl.html

Participant dial-in numbers:

Domestic callers:                      (877) 402-8037

International callers:                (201) 378-4913

The conference call will be accompanied by presentation slides that will be accessible via the webcast link and Huntsman’s investor relations website, www.huntsman.com/investors. Upon conclusion of the call, the webcast replay will be accessible via Huntsman’s website.

Upcoming Conferences

During the fourth quarter 2021, a member of management is expected to present at:

Citi Virtual Conference on November 30, 2021.

A webcast of the presentation, if applicable, along with accompanying materials will be available at www.huntsman.com/investors.

Table 1 – Results of Operations

	Three months ended		Nine months ended
	September 30,		September 30,
In millions, except per share amounts	2021	2020	2021	2020
Revenues	$2,285	$1,510	$6,146	$4,350
Cost of goods sold	1,802	1,231	4,840	3,612
Gross profit	483	279	1,306	738
Operating expenses	239	208	692	660
Restructuring, impairment and plant closing (credits) costs	(1)	12	34	34
Operating income	245	59	580	44
Interest expense	(15)	(24)	(52)	(63)
Equity in income of investment in unconsolidated affiliates	34	21	118	25
Fair value adjustments to Venator investment	(3)	6	(28)	(100)
Loss on early extinguishment of debt	-	-	(27)	-
Other income, net	7	10	23	27
Income (loss) from continuing operations before income taxes	268	72	614	(67)
Income tax expense	(38)	(15)	(114)	(9)
Income (loss) from continuing operations	230	57	500	(76)
(Loss) income from discontinued operations, net of tax(3)	(5)	-	(3)	782
Net income	225	57	497	706
Net income attributable to noncontrolling interests, net of tax	(16)	(9)	(49)	(15)
Net income attributable to Huntsman Corporation	$209	$48	$448	$691

Adjusted EBITDA(1)	$371	$188	$994	$407
Adjusted net income(1)	$239	$70	$577	$105

Basic income per share	$0.95	$0.22	$2.03	$3.13
Diluted income per share	$0.94	$0.22	$2.02	$3.13
Adjusted diluted income per share(1)	$1.08	$0.32	$2.60	$0.47

Common share information:
Basic weighted average shares	219	220	220	221
Diluted weighted average shares	221	221	222	221
Diluted shares for adjusted diluted income per share	221	221	222	222

See end of press release for footnote explanations.

Table 2 – Results of Operations by Segment

	Three months ended			Nine months ended
	September 30,		Better /	September 30,		Better /
In millions	2021	2020	(Worse)	2021	2020	(Worse)
Segment Revenues:
Polyurethanes	$1,403	$936	50%	$3,626	$2,554	42%
Performance Products	399	238	68%	1,075	758	42%
Advanced Materials	304	199	53%	881	632	39%
Textile Effects	188	142	32%	588	424	39%
Corporate and Eliminations	(9)	(5)	n/m	(24)	(18)	n/m
Total	$2,285	$1,510	51%	$6,146	$4,350	41%

Segment Adjusted EBITDA(1):
Polyurethanes	$246	$156	58%	$661	$271	144%
Performance Products	103	36	186%	254	123	107%
Advanced Materials	48	25	92%	150	103	46%
Textile Effects	22	8	175%	75	24	213%
Corporate, LIFO and other	(48)	(37)	(30)%	(146)	(114)	(28)%
Total	$371	$188	97%	$994	$407	144%

n/m = not meaningful

See end of press release for footnote explanations.

Table 3 – Factors Impacting Sales Revenue

	Three months ended
	September 30, 2021 vs. 2020
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	40%	2%	6%	2%	50%

Performance Products	49%	2%	(8)%	25%	68%

Advanced Materials	23%	3%	24%	3%	53%

Textile Effects	15%	3%	(2)%	16%	32%

	Nine months ended
	September 30, 2021 vs. 2020
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	31%	3%	4%	4%	42%

Performance Products	29%	4%	(5)%	14%	42%

Advanced Materials	10%	5%	11%	13%	39%

Textile Effects	(1)%	3%	5%	32%	39%

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

Table 4 – Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted Income
	EBITDA		(Expense) Benefit		Net Income		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	September 30,		September 30,		September 30,		September 30,
In millions, except per share amounts	2021	2020	2021	2020	2021	2020	2021	2020
Net income	$225	$57			$225	$57	$1.02	$0.26
Net income attributable to noncontrolling interests	(16)	(9)			(16)	(9)	(0.07)	(0.04)
Net income attributable to Huntsman Corporation	209	48			209	48	0.94	0.22
Interest expense from continuing operations	15	24
Income tax expense from continuing operations	38	15	$(38)	$(15)
Income tax expense from discontinued operations(3)	5	-
Depreciation and amortization from continuing operations	72	70
Business acquisition and integration expenses and purchase accounting inventory adjustments	5	9	(2)	(3)	3	6	0.01	0.03
EBITDA / Income from discontinued operations, net of tax(3)	-	-	N/A	N/A	5	-	0.02	-
Income from transition services arrangements	(2)	(1)	-	-	(2)	(1)	(0.01)	-
Fair value adjustments to Venator Investment(a)	3	(6)	-	-	3	(6)	0.01	(0.03)
Certain legal and other settlements and related income	-	(4)	-	1	-	(3)	-	(0.01)
Certain non-recurring information technology project implementation costs	2	1	-	-	2	1	0.01	-
Amortization of pension and postretirement actuarial losses	22	20	(5)	(4)	17	16	0.08	0.07
Restructuring, impairment and plant closing and transition costs	-	12	-	(3)	-	9	-	0.04
Plant incident remediation costs	2	-	-	-	2	-	0.01	-
Adjusted(1)	$371	$188	$(45)	$(24)	$239	$70	$1.08	$0.32

Adjusted income tax expense(1)					$45	$24
Net income attributable to noncontrolling interests, net of tax					16	9
Adjusted pre-tax income(1)					$300	$103
Adjusted effective tax rate(4)					15%	23%
Effective tax rate					14%	21%

			Income Tax				Diluted Income
	EBITDA		(Expense) Benefit		Net Income		Per Share
	Nine months ended		Nine months ended		Nine months ended		Nine months ended
	September 30,		September 30,		September 30,		September 30,
In millions, except per share amounts	2021	2020	2021	2020	2021	2020	2021	2020
Net income	$497	$706			$497	$706	$2.24	$3.20
Net income attributable to noncontrolling interests	(49)	(15)			(49)	(15)	(0.22)	(0.07)
Net income attributable to Huntsman Corporation	448	691			448	691	2.02	3.13
Interest expense from continuing operations	52	63
Income tax expense from continuing operations	114	9	$(114)	$(9)
Income tax expense from discontinued operations(3)	5	239
Depreciation and amortization from continuing operations	219	206
Business acquisition and integration expenses and purchase accounting inventory adjustments	19	30	(4)	(6)	15	24	0.07	0.11
EBITDA / Income from discontinued operations, net of tax(3)	(2)	(1,021)	N/A	N/A	3	(782)	0.01	(3.54)
Gain on sale of businesses/assets	(30)	(1)	4	-	(26)	(1)	(0.12)	-
Income from transition services arrangements	(6)	(6)	1	1	(5)	(5)	(0.02)	(0.02)
Fair value adjustments to Venator Investment(a)	28	100	-	-	28	100	0.13	0.45
Loss on early extinguishment of debt	27	-	(6)	-	21	-	0.09	-
Certain legal settlements and related expenses	10	2	(3)	-	7	2	0.03	0.01
Certain non-recurring information technology project implementation costs	6	3	(1)	-	5	3	0.02	0.01
Amortization of pension and postretirement actuarial losses	65	57	(15)	(12)	50	45	0.23	0.20
Restructuring, impairment and plant closing and transition costs	36	34	(8)	(7)	28	27	0.13	0.12
Plant incident remediation costs	3	1	-	-	3	1	0.01	-
Adjusted(1)	$994	$407	$(146)	$(33)	$577	$105	$2.60	$0.47

Adjusted income tax expense(1)					$146	$33
Net income attributable to noncontrolling interests, net of tax					49	15
Adjusted pre-tax income(1)					$772	$153
Adjusted effective tax rate(4)					19%	22%
Effective tax rate					19%	(13)%

(a) Represents the changes in market value in Huntsman's remaining interesting in Venator.

N/A = not applicable

See end of press release for footnote explanations.

Table 5 – Selected Balance Sheet Items

	September 30,	December 31,
In millions	2021	2020
Cash	$505	$1,593
Accounts and notes receivable, net	1,239	910
Inventories	1,174	848
Other current assets	196	217
Property, plant and equipment, net	2,540	2,505
Other noncurrent assets	2,915	2,640
Total assets	$8,569	$8,713

Accounts payable	$985	$876
Other current liabilities	623	510
Current portion of debt	16	593
Long-term debt	1,567	1,528
Other noncurrent liabilities	1,424	1,533
Huntsman Corporation stockholders’ equity	3,779	3,519
Noncontrolling interests in subsidiaries	175	154
Total liabilities and equity	$8,569	$8,713

Table 6 – Outstanding Debt

	September 30,	December 31,
In millions	2021	2020
Debt:
Revolving credit facility	$-	$-
Accounts receivable programs	-	-
Senior notes	1,484	2,047
Variable interest entities	66	50
Other debt	33	24

Total debt - excluding affiliates	1,583	2,121

Total cash	505	1,593

Net debt - excluding affiliates(5)	$1,078	$528

See end of press release for footnote explanations.

Table 7 – Summarized Statement of Cash Flows

	Three months ended		Nine months ended
	September 30,		September 30,
In millions	2021	2020	2021	2020
Total cash at beginning of period	$510	$1,254	$1,593	$525
Net cash provided by operating activities from continuing operations	186	65	163	110
Net cash provided by (used in) operating activities from discontinued operations(3)	-	18	(1)	(22)
Net cash provided by (used in) provided by investing activities	(70)	(47)	(439)	1,105
Net cash used in financing activities	(118)	(129)	(809)	(546)
Effect of exchange rate changes on cash	(3)	7	(2)	(4)
Total cash at end of period	$505	$1,168	$505	$1,168

Free cash flow from continuing operations(2):
Net cash provided by operating activities	$186	$65	$163	$110
Capital expenditures	(76)	(54)	(250)	(170)
Free cash flow from continuing operations	110	11	(87)	(60)
Taxes paid on sale of Chemical Intermediates Businesses	-	178	3	188
Adjusted free cash flow from continuing operations(6):	$110	$189	$(84)	$128

Supplemental cash flow information:
Cash paid for interest	$(10)	$(9)	$(57)	$(49)
Cash paid for income taxes	(7)	(187)	(83)	(242)
Cash paid for restructuring and integration	(11)	(10)	(28)	(24)
Cash paid for pensions	(17)	(27)	(45)	(73)
Depreciation and amortization	72	70	219	206
Change in primary working capital:
Accounts and notes receivable	$(128)	$(76)	$(342)	$103
Inventories	3	75	(329)	154
Accounts payable	(48)	111	125	(85)
Total change in primary working capital	$(173)	$110	$(546)	$172

See end of press release for footnote explanations.

Footnotes

(1)	We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments. We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business. We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income (loss). Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss): (a) net income attributable to noncontrolling interests, net of tax; (b) interest; (c) income taxes; (d) depreciation and amortization; (e) amortization of pension and postretirement actuarial losses (gains); (f) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted EBITDA in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interest; (b) amortization of pension and postretirement actuarial losses (gains); (c) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted net income (loss) in Table 4 above. The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

We do not provide reconciliations for adjusted EBITDA, adjusted net income (loss) or adjusted diluted income (loss) per share on a forward-looking basis because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, (a) business acquisition and integration expenses and purchase accounting adjustments, (b) merger costs, and (c) certain legal and other settlements and related costs. Each of such adjustments have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

(2)	Management internally uses free cash flow measure: (a) to evaluate our liquidity, (b) evaluate strategic investments, (c) plan stock buyback and dividend levels and (d) evaluate our ability to incur and service debt. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

(3)	During the third quarter 2019, we entered into an agreement to sell our Chemical Intermediates Businesses. Results from these businesses, including the associated gain on sale, was treated as discontinued operations until the completion of the sale on January 3, 2020.

(4) We believe adjusted effective tax rate provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the businesses’ operational profitability and that may obscure underlying business results and trends. In our view, effective tax rate is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted effective tax rate.

The reconciliation of historical adjusted effective tax rate and effective tax rate is set forth in Table 4 above. We do not provide reconciliations for adjusted effective tax rate on a forward-looking basis because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, (a) business acquisition and integration expenses, (b) merger costs, and (c) certain legal and other settlements and related costs. Each of such adjustments has not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

(5) Net debt is a measure we use to monitor how much debt we have after taking into account our total cash. We use it as an indicator of our overall financial position, and calculate it by taking our total debt, including the current portion, and subtracting total cash.

(6) Adjusted free cash flow is defined as free cash flow, as described above, adjusted by excluding the taxes paid in connection with the sale of our Chemical Intermediates Businesses and the sale of our India-based DIY business.  We believe that adjusted free cash flow provides a useful comparison from period to period because it excludes the impact of cash taxes unrelated to our operations. Additionally, the proceeds received from the sale of our Chemical Intermediates Businesses and the sale of our India-based DIY business were classified as cash provided by investing activities and therefore was not factored into our free cash flow.  As result, we believe the adjustment to exclude the taxes paid associated with these transactions provides a meaningful measure of our free cash flow.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2020 revenues of approximately $6 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 70 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 9,000 associates within our four distinct business divisions. For more information about Huntsman, please visit the company's website at www.huntsman.com.

Social Media:

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LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

Certain information in this release constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company's operations, markets, products, services, prices and other factors as discussed under the caption "Risk Factors" in the Huntsman companies' filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of Huntsman’s operations, including any delay of, or other negative developments affecting the ability to implement cost reductions, timing of proposed transactions, and manufacturing optimization improvements in Huntsman businesses and realize anticipated cost savings, and other financial, economic, competitive, environmental, political, legal, regulatory and technological factors. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.